Exhibit 99.1

WD-40 Company Reports Fourth Quarter and Fiscal Year 2018 Financial Results

~ Global sales of maintenance products grow 9 percent for fiscal year 2018 compared to prior year period ~

~ Management issues fiscal year 2019 guidance ~

SAN DIEGO – October 18, 2018 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its fourth quarter and fiscal year ended August 31, 2018.

Financial Highlights and Summary

•

Total net sales for the fourth quarter were $102.6 million, an increase of 6 percent compared to the prior year fiscal quarter. Net sales for the full fiscal year were $408.5 million, an increase of 7 percent compared to the prior fiscal year.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had a favorable impact on sales for the current quarter and full fiscal year.  On a constant currency basis total net sales would have been $102.2 million for the fourth quarter and $398.0 million for the full fiscal year.

•

Net income for the fourth quarter was $21.6 million, an increase of 51 percent compared to the prior year fiscal quarter. For the full fiscal year net income was $65.2 million, an increase of 23 percent from the prior fiscal year.

•

Diluted earnings per share were $1.54 in the fourth quarter, compared to $1.01 per share for the prior year fiscal quarter. Year-to-date diluted earnings per share were $4.64 compared to $3.72 in the prior fiscal year.

•

Gross margin was 55.2 percent in the fourth quarter compared to 56.0 percent in the prior year fiscal quarter.  Full fiscal year gross margin was 55.1 percent compared to 56.2 percent in the prior fiscal year.

•

Selling, general and administrative expenses were up 5 percent in the fourth quarter to $29.7 million when compared to the prior year fiscal quarter.  Selling, general and administrative expenses for the full fiscal year were up 6 percent to $121.4 million compared to the prior fiscal year.

•

Advertising and sales promotion expenses were up 23 percent in the fourth quarter to $6.5 million when compared to the prior year fiscal quarter.  Advertising and sales promotion expenses for the full fiscal year were up 9 percent to  $22.3 million compared to the prior fiscal year.

“In the fourth fiscal quarter, net income and diluted earnings per share were positively impacted by a $7.1 million provisional tax adjustment we recorded during the quarter associated with the Tax Cuts and Jobs Act,” said Jay Rembolt, WD-40 Company’s Chief Financial Officer. “Because of this adjustment we substantially exceeded the guidance we issued in July of 2018  for both net income and diluted EPS.  This has been a very unusual tax year due to the transition associated with the Tax Cuts and Jobs Act which caused our effective income tax rate for fiscal year 2018 to be approximately 13 percent.  The exceptionally low tax rate we recorded this year is not expected to carry into fiscal year 2019. I suggest investors review our Annual Report on Form 10-K for more detailed information on the impacts of Tax Cuts and Jobs Act.”

WD-40 Company’s president and CEO, Garry Ridge added, “We are pleased that we achieved both sales and earnings results in fiscal year 2018 which reflect new record highs for the Company.  Our maintenance products delivered solid sales increases in the full fiscal year including 8 percent growth of WD-40 Multi-Use Product and 22 percent growth of WD-40 Specialist.  I’d like to thank the tribe for their contributions during fiscal year 2018.  The tribe has never been more aligned and focused. We are clear about our purpose and we know what we need to do to achieve our long-term goals,” concluded Ridge.

Net Sales by Segment (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2018	2017	% Change	2018	2017	% Change
Americas	$48,749	$47,965	2%	$192,878	$184,929	4%
EMEA	36,647	35,923	2%	150,878	136,771	10%
Asia-Pacific	17,244	12,673	36%	64,762	58,806	10%
Total	$102,640	$96,561	6%	$408,518	$380,506	7%

•	Net sales by segment as a percent of total net sales for the fourth quarter were as follows: for the Americas, 47 percent; for EMEA, 36 percent; and for Asia-Pacific, 17 percent.
•

Net sales in the Americas were up 2 percent in the fourth quarter entirely due to a 9 percent increase in sales of maintenance products in the United States.  This increase was partially offset by lower sales of maintenance products in Canada and Latin America. The higher sales of maintenance products in the United States were primarily due to an increase in sales of WD-40® EZ-REACH™ as well as the timing of promotional programs in the region.

•

Net sales in EMEA increased 2 percent in the fourth quarter primarily due to a 10 percent increase in sales in the EMEA direct markets which was significantly offset by a 14 percent decrease in sales in the distributor markets.    The increase in the direct markets was primarily due to higher sales of maintenance products throughout most countries in the region, whereas the decline in the distributor markets was due to decreased sales in Russia. Changes in foreign currency exchange rates had a favorable impact on sales for the EMEA segment from period to period. On a constant currency basis EMEA sales for the fourth quarter would have increased by only $0.1 million compared to the prior fiscal year period.

•

Net sales in Asia-Pacific increased 36 percent in the fourth quarter primarily due to a 128 percent increase in sales in the Asia distributor markets and a 30 percent increase in sales in China.  The sales growth in the Asia distributor markets was primarily attributable to increased sales as a result of the Company completing its transition to new marketing distributors in certain regions.  The growth in China was due to the timing of customer orders in the region.  Changes in foreign currency exchange rates did not have a significant impact on sales in the Asia-Pacific segment.

Net Sales by Product Group (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2018	2017	% Change	2018	2017	% Change
Maintenance products	$93,203	$86,439	8%	$372,391	$342,295	9%
Homecare and cleaning products	9,437	10,122	(7)%	36,127	38,211	(5)%
Total	$102,640	$96,561	6%	$408,518	$380,506	7%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 8 percent in the fourth quarter when compared to the prior fiscal year period.  This sales growth was primarily attributable to increased sales of WD-40® Multi-Use Product within the Asia-Pacific and Americas segments.

•

Net sales of homecare and cleaning products decreased 7 percent in the fourth quarter when compared to the prior fiscal year period. The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, October 9, 2018 a quarterly dividend of $0.54 per share payable October 31, 2018 to stockholders of record at the close of business on October 19, 2018.

On June 21, 2016, the Company’s Board of Directors approved a share buy-back plan. Under the plan, which became effective on September 1, 2016, the Company was authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2018. The timing and amount of repurchases were based on terms and conditions that were acceptable to the Company’s Chief Executive Officer and Chief Financial Officer and in compliance with all laws and regulations applicable thereto. During the period from September 1, 2016 through August 31, 2018, the Company repurchased 465,879 shares at a total cost of $53.7 million under this $75.0 million plan. During fiscal year 2018, the Company repurchased 175,306 shares at an average price of $128.99 per share, for a total cost of $22.6 million.

On June 19, 2018, the Company’s Board of Directors approved a new share buy-back plan.   Under the plan, which became effective on September 1, 2018 and will remain in effect through August 31, 2020, the Company is authorized to acquire up to $75.0 million of its outstanding shares on terms and conditions as may be acceptable to the Company’s Chief Executive Officer and Chief Financial Officer and in compliance with all laws and regulations thereto.

Fiscal Year 2019 Guidance

The Company issued the following guidance for fiscal year 2019:

•	Net sales growth is projected to be between 4 and 7 percent with net sales expected to be between $425 million and $437 million.
•	Gross margin percentage for the full year is expected to be near 55 percent.
•	Advertising and promotion investments are projected to be between 5.5 and 6.0 percent of net sales.
•	The provision for income tax is expected to be between 21 and 22 percent.
•	Net income is projected to be between $62.2 million and $63.2 million.
•	Diluted earnings per share is expected to be between $4.51 and $4.58 based on an estimated 13.8 million weighted average shares outstanding.

This guidance does not include any future acquisitions or divestitures and assumes that foreign currency exchange rates and crude oil prices will remain close to current levels for fiscal year 2019. The provision for income tax is subject to changes resulting from our continued analysis of the U.S. Tax Cuts and Jobs Act and possible legislative changes to income tax laws.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $408.5 million in fiscal year 2018 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; the impact of the “Tax Cuts and Job Act”; and forecasted foreign currency exchange rates and commodity prices.  Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2018,  which the company expects to file with the SEC on October 22, 2018.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of October 18, 2018, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	August 31,	August 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$48,866	$37,082
Short-term investments	219	80,166
Trade accounts receivable, less allowance for doubtful
accounts of $340 and $240 at August 31, 2018
and 2017, respectively	69,025	64,259
Inventories	36,536	35,340
Other current assets	13,337	8,007
Total current assets	167,983	224,854
Property and equipment, net	36,357	29,439
Goodwill	95,621	95,597
Other intangible assets, net	13,513	16,244
Deferred tax assets, net	511	495
Other assets	3,074	3,088
Total assets	$317,059	$369,717

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$19,115	$20,898
Accrued liabilities	26,240	18,997
Accrued payroll and related expenses	14,823	14,222
Short-term borrowings	23,600	20,000
Income taxes payable	2,125	1,306
Total current liabilities	85,903	75,423
Long-term borrowings	62,800	134,000
Deferred tax liabilities, net	11,050	18,949
Other long-term liabilities	1,817	1,958
Total liabilities	161,570	230,330

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,729,774 and 19,688,238 shares issued at August 31, 2018 and 2017, respectively; and 13,850,413 and 13,984,183 shares outstanding at
August 31, 2018 and 2017, respectively	20	20
Additional paid-in capital	153,469	150,692
Retained earnings	351,266	315,764
Accumulated other comprehensive income (loss)	(27,636)	(28,075)
Common stock held in treasury, at cost ― 5,879,361 and 5,704,055
shares at August 31, 2018 and 2017, respectively	(321,630)	(299,014)
Total shareholders' equity	155,489	139,387
Total liabilities and shareholders' equity	$317,059	$369,717

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2018	2017	2018	2017

Net sales	$102,640	$96,561	$408,518	$380,506
Cost of products sold	45,990	42,465	183,255	166,621
Gross profit	56,650	54,096	225,263	213,885

Operating expenses:
Selling, general and administrative	29,658	28,169	121,394	114,560
Advertising and sales promotion	6,486	5,286	22,314	20,537
Amortization of definite-lived intangible assets	735	723	2,951	2,879
Total operating expenses	36,879	34,178	146,659	137,976

Income from operations	19,771	19,918	78,604	75,909

Other income (expense):
Interest income	83	116	454	508
Interest expense	(1,171)	(760)	(4,219)	(2,582)
Other income	426	260	339	787
Income before income taxes	19,109	19,534	75,178	74,622
Provision for income taxes	(2,528)	5,166	9,963	21,692
Net income	$21,637	$14,368	$65,215	$52,930

Earnings per common share:
Basic	$1.55	$1.02	$4.65	$3.73
Diluted	$1.54	$1.01	$4.64	$3.72

Shares used in per share calculations:
Basic	13,869	14,010	13,929	14,089
Diluted	13,904	14,042	13,962	14,123

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Fiscal Year Ended August 31,
	2018	2017
Operating activities:
Net income	$65,215	$52,930
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	7,800	6,769
Net gains on sales and disposals of property and equipment	(164)	(115)
Deferred income taxes	(7,186)	1,608
Stock-based compensation	4,195	4,138
Unrealized foreign currency exchange losses (gains), net	(302)	364
Provision for bad debts	121	(138)
Changes in assets and liabilities:
Trade accounts receivable	(5,635)	482
Inventories	(1,299)	(3,487)
Other assets	(5,353)	(3,514)
Accounts payable and accrued liabilities	6,107	2,827
Accrued payroll and related expenses	590	(6,632)
Other long-term liabilities and income taxes payable	733	340
Net cash provided by operating activities	64,822	55,572

Investing activities:
Purchases of property and equipment	(12,356)	(20,150)
Proceeds from sales of property and equipment	458	430
Purchases of intangible assets	(175)	-
Purchases of short-term investments	(83,704)	(27,136)
Maturities of short-term investments	166,984	4,565
Net cash provided by (used in) investing activities	71,207	(42,291)

Financing activities:
Treasury stock purchases	(22,616)	(31,109)
Dividends paid	(29,585)	(26,808)
Proceeds from issuance of common stock	215	775
Proceeds from issuance of long-term senior notes	20,000	-
Repayments of long-term senior notes	(400)	-
Net (repayments) proceeds from revolving credit facility	(87,200)	32,000
Shares withheld to cover taxes upon conversion of equity awards	(1,823)	(1,696)
Net cash used in financing activities	(121,409)	(26,838)
Effect of exchange rate changes on cash and cash equivalents	(2,836)	(252)
Net increase (decrease) in cash and cash equivalents	11,784	(13,809)
Cash and cash equivalents at beginning of period	37,082	50,891
Cash and cash equivalents at end of period	$48,866	$37,082